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                      AMENDED AND RESTATED
                      EMPLOYMENT AGREEMENT


This Amended and Restated Executive Employment Agreement is entered into this 20th day of March, 1995, between FirsTier Financial, Inc., ("FirsTier") and Jack R. McDonnell ("Executive"). This Agreement supercedes an Employment Agreement dated June 20, 1989 (herein the "Original Employment Agreement") and certain amendments to the Original Employment Agreement dated November 18, 1991, and February 1, 1993. In consideration for the mutual promises contained herein, the parties agree as follows:

1.   EMPLOYMENT.

     FirsTier shall employ Executive and Executive shall serve FirsTier as Executive Vice President and Chief Operating Officer commencing July 5, 1989, under the conditions hereinafter set forth. Executive agrees to perform such services, not inconsistent with these positions, as shall be assigned to him by the person holding the office of Chairman of FirsTier as of such time ("Chairman"). FirsTier shall cause Executive to be elected as a Director of FirsTier Bank, N.A., Omaha and may cause Executive to be elected Vice Chairman of FirsTier Bank, N.A., Omaha; and if so elected, Executive shall so serve with no additional compensation.

2.   DUTIES.

     Executive agrees to devote all of his business time, attention, skill and efforts to the business of FirsTier, and its subsidiaries and affiliated companies and the faithful, efficient performance of his duties under this Agreement and shall not engage in any business activity or consulting work for business organizations not affiliated with FirsTier, without Chairman's consent in writing.

3.   Compensation and Benefits.

     In consideration of the services to be rendered by Executive under this Agreement, Executive shall be entitled to the following compensation and benefits:

     (a) BASE SALARY. Executive shall receive a base salary at the rate of $145,000 per year. This base salary will be reviewed at the time of normal officer reviews for performance and salary increases effective January 1, 1990, and each year thereafter so long as Executive is employed.

     (b) EMPLOYEE BENEFIT PROGRAMS. Executive shall be entitled to all benefits available to employees of FirsTier, as outlined in the Employee Benefits Handbook, and as may be changed from time to time by FirsTier. In addition, Executive shall be entitled to participation in the FirsTier Supplemental Retirement Plan and FirsTier Executive Death Benefit Plan or amended, substituted or successor retirement plans or death benefit plans.

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          If Executive's employment is terminated by FirsTier
          within 180 days after a Change in Control (defined in paragraph 5) of FirsTier, or if Executive resigns within such 180 day period and if Executive is not 100% vested under the FirsTier Financial, Inc. Profit Sharing Plan, Executive, upon termination, shall receive a payment equal to the amount he forfeits under such Plan.

     (c) BONUS. Within sixty days following commencement of employment with FirsTier, documents will be prepared by which Executive shall participate in the FirsTier Financial, Inc. Annual Performance Incentive Plan; for calendar year 1989, Executive, as an officer who has not completed a year of service, will be entitled to a prorated amount from July 1, 1989, of any bonus payable under said plan, which amount may be increased at the discretion of the compensation committee of the Board of Directors of FirsTier.

     (d) STOCK. Within sixty days following commencement of his employment with FirsTier, agreements shall be delivered to Executive by which, upon execution, Executive shall be granted the following:

          (1) Phantom stock units totaling 6,000 units at fair market value under the FirsTier Financial, Inc. Phantom Stock Unit Plan. If FirsTier terminates Executive's employment for other than cause, or if Executive terminates his employment as the result of a change of control, he shall be entitled to the appreciated amount through the date of termination, in accordance with the terms of the Plan.

          (2) An option to purchase 12,000 shares under the FirsTier Financial, Inc. Discounted Non-Qualified Stock Option Plan. If FirsTier terminates Executive's employment for other than cause, or if Executive terminates his employment as the result of a change of control, within the first sixty months of employment, he shall be entitled to exercise the number of options awarded to him multiplied by a fraction obtained by dividing the number of whole months between the date of the option and the date of termination by sixty months, in accordance with the terms of the Plan.

          (3) Eligibility for 2,000 shares, following completion of two full years of service, under the FirsTier Financial, Inc. Restricted Stock Bonus Plan. If FirsTier terminates Executive's employment for other than cause, or if Executive terminates his employment as the result of a change of control, following completion of two years of employment, he shall be entitled to said number of shares multiplied by a fraction obtained by dividing the number of whole months employed following his second anniversary by sixty months.

          (4) An option to purchase shares, to the nearest fifty shares increment, in an amount not to exceed $100,000 at the then current market value under the

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          terms of the FirsTier Financial, Inc. 1985 Incentive Stock
          Option Plan (dated February 13 1985), which option shall continue for a period of ninety days following
          Executive's last day of employment in accordance with the terms of the Plan.

     (e) HOME PURCHASE AND RELOCATION. Executive agrees that the Company's obligations to Executive under Paragraph
          3(e) of the Original Employment Agreement have been satisfied in full.

     (f) CLUB DUES. FirsTier will reimburse Executive during his employment for the initiation fees, dues, assessments, and other business-related fees and charges in a country club mutually selected by the parties in the Omaha, Nebraska area.

     (g) AUTOMOBILE. FirsTier will provide to Executive during his employment the use of a Buick LeSabre, or comparable automobile, for business purposes, or at its option, provide to Executive an annual payment for the purchase or lease of an automobile for business use.
          If FirsTier elects the payment option, Executive will receive payment on the same basis as other officers of FirsTier; the current annual payment is $5,333, which amount would be prorated from July 1, 1989.

4.   TERMINATION OF EMPLOYMENT.

     Either party may terminate this Agreement, for reasons other than cause, upon ninety days prior written notice. Notice by Executive to FirsTier shall only be deemed to have been duly given when delivered personally to the Chairman of FirsTier. If FirsTier terminates Executive's employment for other than cause, Executive shall receive, in addition to base salary and benefits earned as of the date of termination, stock benefits as described in paragraph 3(d) of this Agreement, and a sum equal to one year of salary at the then current base salary, which sum may be paid, at the option of FirsTier, over a period of one year at the established regular pay periods, in a lump sum, or in some combination thereof; and, in addition, to the extent permitted by the plan then in effect, FirsTier will pay for Executive's and his dependents' participation in the FirsTier group medical plan, on the same basis as if he were still employed, until Executive becomes covered by other health and accident insurance but in no event for a period longer than one year from the date of termination.

5.   CHANGE OF CONTROL.

     In the event of a Change of Control of FirsTier (the term "Change of Control" shall apply if Executive terminates employment with FirsTier or its successor within one hundred eighty (180) days of the Change of Control, defined below, or FirsTier or its successor terminates or constructively terminates his employment, within three

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     hundred sixty (360) days of the Change of Control, other than with
     Executive's written consent or as a result of his malfeasance, provided, however, that Executive's voluntary resignation shall not be deemed to be a termination with consent under this Agreement; as used herein, constructive termination of employment by FirsTier or its successor shall occur if Executive terminates his employment due to a material breach of any obligation to him by FirsTier or its successor, such as a material adverse change in his remuneration, benefits, responsibilities, authority, title or positions), Executive may elect to terminate this Agreement and receive an amount equal to:

     (i) 2.99 X the sum of his then base salary and bonus awarded by FirsTier's Board of Directors (or any committee thereof) under FirsTier's Annual Performance Incentive Plan during the fiscal year preceding the fiscal year in which such Change in Control occurs notwithstanding whether such bonus was paid, in whole or in part, to Executive during the fiscal year preceding the fiscal year in which such Change in Control occurs or is paid or is payable to Executive, in whole or in part, in the fiscal year in which such Change in Control occurs; plus,

     (ii) an amount equal to the average of the annual incentive bonuses paid to Executive under FirsTier's Annual Performance Incentive Plan referred to in paragraph 3(c) hereof for the three (3) fiscal years immediately preceding the fiscal year in which the Change in Control of FirsTier occurs; and,

     The Executive and his dependents may, at the Executive's election, continue to participate in any group health plan(s) maintained by FirsTier and/or its subsidiaries.

     Unless prohibited by law or regulation, FirsTier will pay for the Executive's and his dependents' participation in such health plan(s) as if the Executive were still employed. In the event that the Executive's or his dependents' coverage under a group health plan maintained by FirsTier shall cause him or her to realize taxable income, FirsTier agrees to pay to Executive an amount equal to the tax the Executive or his or her dependent incurs for the fiscal year with respect to such taxable income. In the event that FirsTier is prohibited by law from including the Executive and/or his dependents in its group health plan(s), FirsTier shall pay to Executive the amount necessary for him to purchase comparable medical and dental coverage for himself and/or his dependents. The Executive's right to continue participation in FirsTier's group health plan(s) shall terminate upon Executive becoming covered under another group health plan which does not exclude coverage on account of a pre-existing condition. Change of control shall be defined as a single transaction, or a series of transactions which effectively constitute a single transaction, including a sale, merger, recapitalization or similar transaction, the result by which either: (a) the direct or indirect ownership of more than 50% of the stock of FirsTier is transferred or otherwise changed; or (b) the total assets of FirsTier, or collectively all of its subsidiaries, are transferred to a person or entity other than FirsTier. Without

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     limiting the generality of the foregoing, the parties agree that a determination reasonably and lawfully made by the Board of Directors of FirsTier that a Change of Control has or has not occurred, and the effective date of such occurrence, shall be conclusive. Executive shall have a period of not to exceed 180 days following the effective date of such Change in Control in which to exercise this election.

     In addition, FirsTier and Executive agree that FirsTier shall reimburse Executive for any excise taxes he incurs on account of any payment(s) by FirsTier to Executive under any plan, program, agreement or arrangement (except a plan described in Section 401(a) of the Internal Revenue Code of 1986, as amended) on account of or occasioned by a Change in Control of FirsTier; and, in addition, FirsTier agrees to reimburse the Executive for income taxes incurred on account of the reimbursement for such excise taxes. The amount that FirsTier shall reimburse Executive for such taxes shall be the amount of such excise tax multiplied by a fraction the numerator of which is 1.0 and the denominator of which is (1.0 minus the combined rate of all applicable taxes (including federal, state and local income and excise taxes) incurred by Executive with respect to a reimbursement which is taxable to him).

     In the event of a Change of Control of FirsTier as described in this paragraph 5, Executive shall have the right to purchase 100% of the total number of shares described in subparagraph 3(d)(2) of this Agreement at the price specified in a certain letter dated July 29, 1989, addressed to Executive, and shall also be entitled to receive 100% of the total of shares described in subparagraph 3(d)(3) of this Agreement, both determined without regard to any period of employment by Executive with FirsTier. In the event of a Change in Control McDonnell shall have the option of exercising such rights and benefits regarding stock options contained in any merger agreement as he may in his sole discretion determine to be more favorable.

6.   TERMINATION FOR CAUSE.

     In the event that FirsTier shall terminate Executive's employment for cause, FirsTier shall pay Executive his earned but unpaid base salary to the date of such termination. Except for such payment, and payment pursuant to any other plan afforded to executive and his dependents during his employment under this Agreement which by its terms provides for income or medical payments or like benefits following his termination of employment, FirsTier's obligations under this Agreement shall cease on the date of such termination and FirsTier shall have no further obligations to Executive or any other person as a result of this Agreement.

     As used in this Agreement the term "cause" shall mean Executive's serious willful misconduct with respect to his obligations to FirsTier, including, but not limited to, the commission by Executive of a felony; the perpetration of a serious dishonest act or common law fraud against FirsTier; any injury to FirsTier or any of its

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     subsidiaries or affiliates resulting from Executive's gross negligence or willful or intentional act or failure; failure, after receipt of written notice, to carry out the reasonable and lawful direct orders of the Chairman or the Board of Directors of FirsTier or to perform any duties under this Agreement; or any serious and continuing breach by the Executive of any substantial duties under this Agreement. Without limiting the generality of the foregoing, the parties agree that a determination of cause reasonably and lawfully made by the Chairman of FirsTier shall be conclusive.

     As used in this Agreement, and with respect to termination for cause by Executive, the term "cause" shall mean a material breach of the provisions of this Agreement on the part of FirsTier, including, but not limited to, the substantial reduction of Executive's duties or status provided under this Agreement. Should Executive terminate this Agreement for cause, as so defined, he shall receive, and be limited to, in addition to base salary and benefits earned as of the date of termination, a sum equal to one year of salary at the then current base salary and participation in the FirsTier group medical plan as provided by federal law commonly referred to as COBRA.

7.   ASSISTANCE IN LITIGATION.

     During and following his employment, Executive shall, upon reasonable notice, furnish such information and proper assistance to FirsTier as may be reasonably required by FirsTier in connection with any litigation in which it or any of its subsidiaries is, or may become, a party.
     FirsTier will indemnify and hold Executive harmless from any claims or actions arising out of the performance of his duties under this Agreement.

8.   CONFIDENTIAL INFORMATION.

     Executive shall not, directly or indirectly, use or permit the use of any proprietary information, customer information, product and service information, financial and pricing information, data processing and communications information, technical data, and other know-how and trade secrets regarding this business of FirsTier and its subsidiaries, all of which is valuable to FirsTier and constitutes confidential information, except in the performance of his duties hereunder or with the express permission of the Chairman or the Board of Directors of FirsTier. Executive confirms that all such information is the exclusive property of FirsTier. All business records, papers and documents kept or made by Executive relating to the business of FirsTier or its subsidiaries shall be and remain the property of FirsTier or subsidiary and shall remain in the possession of FirsTier following termination of this Agreement.

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9.   DISPUTES.

     In the event that a dispute arises concerning this Agreement, the Company, through its Executive Committee, and McDonnell agree that they shall, in good faith, use their best efforts to promptly and fairly proceed to resolve such dispute.

10.  GENERAL PROVISIONS.

     (a) BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, FirsTier and Executive and their respective successors and assigns; provided, however, that this Agreement is personal as to the services to be performed by Executive, and Executive shall have no rights to assign or delegate the performance of such duties to any other person.

     (b) SEVERABILITY. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement.

     (c) HEADINGS. The headings of the sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, FirsTier and Executive have executed this
Agreement on the date first above written.


                                   FIRSTIER FINANCIAL, INC.


                                   By: /s/ WALTER SCOTT. JR.
                                      -------------------------------
                                        Walter Scott, Jr.
                                        Chairman, Executive Committee

                                    /s/ JACK R. MCDONNELL
                                   -------------------------------
                                   Jack R. McDonnell

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